Exhibit 10.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of October 22, 2012, among TransUnion Holding Company, Inc., a Delaware corporation (the “Issuer”) and Wells Fargo Bank, National Association, as Trustee (as defined in the Indenture).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 21, 2012, providing for the issuance of an unlimited aggregate principal amount of 9.625%/10.375% Senior PIK Toggle Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture;

WHEREAS, the Issuer solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated October 16, 2012 (the “Consent Solicitation Statement”), from Holders representing at least a majority in aggregate principal amount of its outstanding Notes (the “Consenting Holders”) to the amendments contemplated hereby (the “Amendments”);

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

WHEREAS the Issuer desires to execute this First Supplemental Indenture embodying the modifications of the Indenture made and approved as aforesaid and have requested the Trustee to execute this First Supplemental Indenture pursuant to Section 9.06 of the Indenture;

WHEREAS the Board of Directors of the Issuer has authorized the Issuer to enter into this First Supplemental Indenture for the purpose of embodying the modification of the Indenture made and approved as aforesaid;

WHEREAS, Consenting Holders are entitled to receive a cash fee (the “Consent Payment”) with respect to the Notes in respect of which they have validly consented if the conditions set forth in the Consent Solicitation Statement are met; and

WHEREAS the Issuer represents that all acts and things necessary have happened, been done, and been performed, to make this First Supplemental Indenture a valid and binding instrument, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments.

(a) Section 1.01 of the Indenture is hereby amended by adding the following definitions:

  ““Consolidated Debt Ratio” as of any date of determination means, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuer and the Restricted Subsidiaries as of the end of

the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of cash and Cash Equivalents (other than Consolidated Restricted Cash), in each case, that is held by the Issuer and the Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, provided, that this clause (y) shall be limited to $50,000,000, to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.””

““Interest Step-up Ratings” means a rating equal to or lower than Caa1 (or the equivalent) by Moody’s (or any substitute Rating Agency) and a rating equal to or lower than CCC+ (or the equivalent) by S&P (or any substitute Rating Agency).”

(b) Section 2.01 of the Indenture is hereby amended by adding the following paragraphs at the end thereof:

“If, prior to June 15, 2015 (i) the Notes have Interest Step-up Ratings from both Rating Agencies and (ii) the Consolidated Debt Ratio is greater than or equal to 5.50 to 1.00, the annual interest rates for Cash Interest and PIK Interest (including Partial PIK Interest) then in effect with respect to the Notes on such day and on all other days on which the Notes have Interest Step-up Ratings from both Rating Agencies shall increase by 0.50% (50 basis points) from the interest rates that would otherwise be applicable to the Notes; provided that any such increase in interest rates shall cease to apply beginning on the earlier of (A) June 15, 2015 and (B) any day prior thereto the Notes no longer have Interest Step-up Ratings from both Rating Agencies or the Consolidated Debt Ratio is less than 5.50 to 1.00.

The Issuer shall notify the Holders in writing and provide an Officer’s Certificate to the Trustee of any increase in the interest rates on the Notes within 5 business days after each and every event which has caused such interest rate to become increased pursuant to the preceding paragraph. Such notice and Officer’s Certificate shall include reference to (i) the events that caused the increase in the interest rates, (ii) the rate increase and the resulting increased rates on the Notes, and (iii) the date that such increased interest rates on the Notes shall have gone into effect. Within 5 business days after such increase in interest rates shall cease to apply, the Issuer shall notify the Holders in writing and provide an Officer’s Certificate to the Trustee. Such notice and Officer’s Certificate shall explain why the increased interest rates shall no longer apply, what the interest rates on the Notes shall revert back to, and specify the last date that such increased interest rates on the Notes shall have been applicable.”

(c) Section 4.07(a)(3) of the Indenture is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the forgoing, the maximum amount available pursuant to this Section 4.07(a)(3) to fund Equity Restricted Payments shall be equal to the sum of clauses (a) through (e) above, calculated by substituting (i) “October 1, 2012” for “the Issue Date” in clause (a) and (ii) the actual date of issuance of up to $400.0 million in aggregate principal amount of Additional Notes (or new senior unsecured PIK toggle notes) pursuant to Section 4.09(b)(2)(y) for “the Issue Date” in clauses (b) through (e).”

(d) Section 4.07(b)(9) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(9) other Restricted Payments (excluding Equity Restricted Payments) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (9) not to exceed $40.0 million;”

(e) Section 4.07(b)(11) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(11) (x) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 4.11 hereof (other than clause (2) thereof), and (y) the declaration and payment of a one-time dividend, distribution or other Restricted Payment by the Issuer in an amount not to exceed the proceeds from an offering of up to $400.0 million in aggregate principal amount of Additional Notes (or new senior unsecured PIK toggle notes) permitted to be incurred pursuant to Section 4.09(b)(2)(y);”

(b) Section 4.09(b)(2) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(2) the incurrence by the Issuer and any Subsidiary Guarantor of (x) Indebtedness represented by the Notes (other than any Additional Notes) or any PIK Notes issued from time to time in respect of any PIK Payment in accordance with the terms of this Indenture and any Subsidiary Guarantee with respect to the foregoing and (y) up to $400.0 million in aggregate principal amount of (A) Additional Notes or (B) new senior unsecured PIK toggle notes;”

(3) Effective Date. This First Supplemental Indenture shall become effective on the date hereof. Notwithstanding the foregoing, the Amendments set forth herein will have no effect, and this First Supplemental Indenture shall be null and void, if (a) the Consent Payment is not paid to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation Statement or (b) the Notes Offering (as defined in the Consent Solicitation Statement) has not been consummated at or prior to 5:30 p.m., New York City time, on November 23, 2012.

(4) Governing Law. This First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

(5) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

(8) Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(9) Severability. In case any provision in this First Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(10) Successors. All agreements of the Issuer in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNATURES

Dated as of October 22, 2012

TRANSUNION HOLDING COMPANY, INC.

	By:	/s/ Samuel A. Hamood
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee

By:	/s/ Gregory S. Clarke

Name: Gregory S. Clarke
Title: Vice President